Exhibit 10.12

One Kendall Square, Suite B14202, Cambridge MA 02139 USA

October 21, 2013

Ian Sanderson

127 Lincoln Road

Lincoln, MA 01773

Dear Ian:

On behalf of Catabasis Pharmaceuticals, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

You will be employed to serve on a full-time basis as Chief Financial Officer, effective November 1, 2013.  In this role, you will initially report to Jill Milne, Chief Executive Officer of the Company, and have such duties and responsibilities as are customary for such position and as are otherwise assigned to you from time to time by the Company.

Your salary will be $25,833.33 per month ($310,000 on an annualized basis), subject to tax and other withholdings as required by law.  Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.  You will be eligible for an annual bonus of up to 30% of your then current salary, as determined by the Board in its sole discretion.  Your bonus will be prorated for 2013.  You must be employed on the date on which bonuses are paid in order to be entitled to receive a bonus.

You may participate in any other benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

You may be eligible for a maximum of 3 weeks of vacation per calendar year.  The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year.

Subject to the approval of the Board, the Company will grant you an option (the “Option”) under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Plan”) for the purchase of an aggregate of 1,075,220 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval.  The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.  The Option will be subject to 4-year vesting, commencing as of your employment start date, and will be subject to a 12-month cliff, with 25% vesting on the first anniversary of the grant date and an additional 2.08% vesting each month thereafter.  The Option will be an incentive stock option to the maximum extent permitted by law.

If the Company terminates your employment without Cause, you shall be eligible to receive an amount equal to six months of your base salary as in effect at the time of your termination provided that such severance amount shall be increased to nine months of your base salary once you have been employed by the Company for 12-months payable in accordance with the Company’s regular payroll procedures proportionately over such six or nine month period, (such period, the “Severance Period”) and provided further if you commence any employment substantially similar to your employment hereunder (based upon responsibility, reporting or compensation) during the Severance Period, your severance amount shall be reduced such that the number of months of base salary to which you will be entitled shall be equal to that number of months between the date your employment with the Company terminates and the date you commence new employment, in each case, less applicable taxes and withholdings.  No severance shall be paid under this offer letter unless you first execute and do not revoke a waiver and release in the form prepared by the Company within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company.  The severance payments shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year. The distribution of any severance payments shall be subject to the provisions of Exhibit A attached hereto.

For purposes of this offer letter, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Company of (i) your material failure to satisfactorily perform your assigned duties for the Company with written notice, or (ii) your dishonesty, gross negligence or misconduct; (b) your indictment or conviction, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony, or (c) your violation of any of the terms of your invention/non-disclosure or non-competition agreement with the Company, signed in connection with your execution of this letter.

You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit B and Exhibit C, as a condition of employment.  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.  You have provided the Company with any Non-Competition and Non-Solicitation Agreements that are in force.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  You may need to obtain a work visa in order to be eligible to work in the United States.  If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

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If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by October 21, 2013.  If you do not accept this offer by October 21, 2013, this offer will be revoked.

Very Truly Yours,

	By:	/s/ Jill Milne
	Name:	Jill Milne
	Title:	Founder and Chief Executive Officer

	By:	/s/ Michael Jirousek
	Name:	Michael Jirousek
	Title:	Founder and Chief Scientific Officer

The foregoing correctly sets forth the terms of my employment by Catabasis Pharmaceuticals, Inc.

Date: October 21, 2013
/s/ Ian Sanderson
Name: Ian Sanderson

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Exhibit A

Payments Subject to Section 409A

1.                                      Subject to this Exhibit A, payments or benefits under the offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under the offer letter, as applicable:

(a)                                 It is intended that each installment of the payments and benefits provided in the offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in the offer letter.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the payments and benefits due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the offer letter; and

(ii)                                  Each installment of the payments and benefits due under the offer letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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